Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Keryx Biopharmaceuticals, Inc.:

We consent to the incorporation by reference in the following registration statements of Keryx Biopharmaceuticals, Inc., of our report dated March 31, 2009, with respect to the consolidated statements of operations, stockholders’ (deficiency) equity and comprehensive loss (income), and cash flows of Keryx Biopharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of Keryx Biopharmaceuticals, Inc.:

-      Form S-8 dated February 5, 2001 (File No. 333-55006)
-      Form S-8 dated September 29, 2004 (File No. 333-119377)
-      Form S-8 dated April 6, 2006, as amended (File No. 333-133052)
-      Form S-8 dated July 31, 2007 (File No. 333-145003)
-      Form S-3 dated August 28, 2009 (File No. 333-161607); and
-      Form S-3 dated January 3, 2011 (File No. 333-171517).

Our report dated March 31, 2009 contains an explanatory paragraph that states that the Company has incurred substantial recurring losses from operations, a deficiency in equity, has limited cash, cash equivalents, and short-term securities, and illiquid investments in auction rate securities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

New York, New York
March 9, 2011